UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017

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Applied Optoelectronics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13139 Jess Pirtle Blvd.

Sugar Land, TX 77478

(address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

China Construction Bank was previously provided a pledge of the land use rights and buildings of the Chinese subsidiary of Applied Optoelectronics, Inc. (the “Company”) in connection with certain credit facilities. The aggregate amount available under these credit facilities totaled approximately $13.2 million. As of December 31, 2016, the outstanding balance of bank acceptance notes issued by the Company’s Chinese subsidiary to vendors under these facilities was $0.3 million. These amounts were subsequently repaid. A portion of the available amount under these facilities had been allocated under the Comprehensive Credit Line Agreement between China Construction Bank and the Company’s Taiwan branch, which provided a $10 million revolving credit line to the Company’s Taiwan branch, maturing as of March 15, 2017. As of December 31, 2016, no amounts were outstanding with respect to the Company’s Taiwan branch.

On March 29, 2017, the Company’s Chinese subsidiary received a notice of release with respect to the land use rights and buildings that had been pledged as collateral for these credit facilities. As a result of the release of this collateral, the credit facilities previously provided by China Construction Bank to Company’s Chinese subsidiary and the Company’s Taiwan branch have been terminated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Optoelectronics, Inc.

By:	/s/ David C. Kuo
David C. Kuo General Counsel and Secretary

Date:  April 4, 2017

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